Exhibit 28 (e) 10 under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit G

to the

Distributor’s Contract

FEDERATED EQUITY INCOME FUND, INC.

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 1st day of March, 1993, between Federated Equity Income Fund, Inc. (the “Corporation”) and Federated Securities Corp. (“FSC”) with respect to the Class T Shares of the Fund set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Corporation.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor's Contract dated the 1st day of March, 1993, between the Corporation and FSC, the Corporation executes and delivers this Exhibit on behalf of the Class T Shares as first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED EQUITY INCOME FUND, INC.

By: /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul a. Uhlman
Name: Paul A. Uhlman
Title: President